EXHIBIT 3.1

                    RESTATED ARTICLES OF INCORPORATION
                                    OF
                      PRIDE PETROLEUM SERVICES, INC.

                                 ARTICLE I

                                   NAME

          The name of the Corporation is Pride Petroleum Services, Inc.

                                ARTICLE II

                                  PURPOSE

            The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

                                ARTICLE III

                                  CAPITAL

            A. The total authorized capital stock of the Corporation is Thirty Million (30,000,000) shares of Common Stock of no par value per share and Five Hundred Thousand (500,000) shares of Preferred Stock of no par value per share.

            B. Shares of Preferred Stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights of the shares of the Preferred Stock and Common Stock, and to establish and fix variations in the preferences, limitations and relative rights as between different series of Preferred Stock.

                                ARTICLE IV

                                 DIRECTORS

            A. The Board of Directors shall consist of such number of persons as shall be designated in the by-laws, provided that no amendment to the by-laws to decrease the number of directors shall shorten the term of any incumbent director.

            B. The members of the Board of Directors shall be elected for terms of five years and until their successors are elected and qualified. Any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors, or from failure of the shareholders to elect the full number of authorized directors) may be filled by the vote of at least two-thirds of the directors then in office, and a director elected to fill a vacancy shall serve until the next shareholders' meeting held for the election of directors generally, provided that the shareholders shall have the right at any special meeting called for the purpose prior to such action by the Board, to fill the vacancy.

            C. Any director or the entire Board of Directors may be removed at any time, but only for cause, by the affirmative vote of not less than 80% of the Voting Power (as hereinafter defined) at a meeting of shareholders called for that purpose, and such holders may forthwith at such meeting proceed to elect a successor or successors for an unexpired term. Except as set forth in this Article IV-C, directors shall not be subject to removal.

            D. The Board of Directors, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a Business Combination (as hereinafter defined) may, in exercising its judgment in determining what is in the best interests of the Corporation and its shareholders, consider the following factors and any other factors that it deems relevant: (1) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also (a) the market price for the capital stock of the Corporation over a period of years, (b) the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, (c) the premiums over market price for the securities of other corporations in similar transactions, (d) current political, economic and other factors bearing on securities prices and (e) the Corporation's financial condition and future prospects; (2) the social and economic effects of such transaction on the Corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the Corporation and its subsidiaries do business; (3) the business and financial conditions and earnings prospects of the acquiring party or parties, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries do business; and (4) the competence, experience, and integrity of the acquiring party or parties and its or their management. Notwithstanding any provision of this Article IV-D, such

Article is not intended to confer any rights on any subsidiary of the Corporation, or on any of the Corporation's or its subsidiaries' employees, customers or creditors.

            E. Only persons who are nominated in accordance with the procedures set forth in this Article IV-E shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by a shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article IV-E. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 45 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received at the principal executive offices of the Corporation no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth the following:

            1. as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the capital stock of the Corporation of which such person is the beneficial owner (determined in accordance with paragraph 2 of Article V-A) and (d) any other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

            2. as to the shareholder giving the notice (a) the name and address of such shareholder and (b) the class and number of shares of the capital stock of the Corporation of which such shareholder is the beneficial owner (determined in accordance with paragraph 2 of Article V-A). If requested in writing by the Secretary of the Corporation at least 15 days in advance of the meeting, such shareholder, with respect to those shares not registered in his name on the Corporation's books shall provide the Secretary, within 10 days of such request, with documentary support for such claim of beneficial ownership.

At the request of the Board of Directors, any person nominated by or at the direction of the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. If a shareholder seeks to nominate one or more persons as directors, the Secretary shall appoint two Inspectors, who shall not be affiliated with the Corporation, to determine whether a shareholder has complied with this Article IV-E. If the Inspectors shall determine that a shareholder has not complied with this Article IV-E, the Inspectors shall direct the Chairman of the meeting to declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Restated Articles of Incorporation; and the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

                                 ARTICLE V

                       CERTAIN BUSINESS COMBINATIONS

            A. As used in these Restated Articles of Incorporation:

            1. The term "Voting Power" shall mean the right vested by law or by these Restated Articles of Incorporation in the shareholders or in one or more classes of shareholders, and the right conferred by the Corporation pursuant to La.R.S. 12:75H upon the holders of any bonds, debentures or other obligations issued by the Corporation, to vote in the determination of a particular question or matter requiring shareholder action. "Total Voting Power" shall mean the total number of votes that shareholders and holders of any bonds, debentures or other obligations granted voting rights by the Corporation are entitled to cast in the determination of a particular question or matter. Whenever the terms "Voting Power" and "Total Voting Power" are used in this Article V, reference shall be made to those shares, bonds, debentures or other obligations that are accorded voting rights in the election of directors generally.

            2. The term "Acquiring Entity" shall mean any natural person, corporation or other entity (other than the Corporation or any Subsidiary (as hereinafter defined) or any employee benefit plan or related trust of the Corporation) which is the beneficial owner, directly or indirectly, of voting securities (or securities convertible into or exchangeable for voting securities or options, warrants or rights to purchase voting securities or securities convertible or exchangeable for voting securities) representing 30% or more of the Total Voting Power. For the purposes of these Restated Articles of Incorporation, any person, corporation or entity will be deemed to be the beneficial owner of any voting securities of the Corporation:

                  a. which it owns directly, whether or not of record, or

                  b. which it has the right to acquire, either immediately or subject to no other condition than passage of time, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, exchange rights, warrants or options or otherwise, or

                  c. which are beneficially owned, directly or indirectly
            (including shares deemed to be owned through application of clause
            (b) above), by any Affiliate or Associate, or

                  d. which are beneficially owned, directly or indirectly,
            including shares deemed owned through application of clause (b) above, by any other person, corporation or entity with which it or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of voting securities of the Corporation.

            3. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 31, 1988.

            4.    The term "Business Combination" shall mean:

                  a. any merger or consolidation of the Corporation or any
            Subsidiary with or into
            an Acquiring Entity or any other corporation which is, or after such merger or consolidation would be, an Affiliate of an Acquiring Entity; or

                  b. any sale, lease, exchange or other disposition (in one
            transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to an Acquiring Entity or any Affiliate of an Acquiring Entity; or

                  c. any sale, lease, exchange or other disposition (in one
            transaction or a series of related transactions) to the Corporation or any Subsidiary of any assets in exchange for which the Acquiring Entity or an Affiliate of an Acquiring Entity becomes the beneficial owner of either (i) voting securities (or securities convertible into or exchangeable for voting securities, or options, warrants or rights to purchase voting securities or securities convertible into or exchangeable for voting securities) of the Corporation or any Subsidiary or (ii) bonds, debentures or other obligations of the Corporation granting voting rights; or

                  d. any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of the Corporation's voting securities remaining after an Acquiring Entity has become an Acquiring Entity; or

                  e. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation in which anything other than cash will be received by an Acquiring Entity or any Affiliate of an Acquiring Entity.

            5. "Subsidiary" means any corporation, limited partnership, general partnership or other firm or entity of which a majority of any class of equity security or other equity interest is owned, directly or indirectly, by the Corporation.

            B. No Business Combination may be effected unless all of the following conditions, to the extent applicable, are fulfilled:

            1. The per share cash or fair market value of other consideration to be received by holders of common stock of the Corporation in such Business Combination must bear the same or a greater percentage relationship to the market price of the Corporation's common stock immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date"), as the highest per share price (including brokerage commissions, dealer manager and soliciting dealers' fees) which the Acquiring Entity or any of its Affiliates has theretofore paid for any of the shares of the Corporation's common stock acquired by them in the three-year period immediately prior to the Announcement Date bears to the market price of the common stock of the Corporation immediately prior to the time when the Acquiring Entity or any of its Affiliates first purchased shares of the Corporation's common stock.

            2. The per share cash or fair market value of other consideration to be received by holders of common stock of the Corporation in such Business Combination must be not less than the highest per share price (including brokerage commissions and soliciting dealers' fees) paid by the Acquiring Entity or any of its Affiliates in acquiring any of their holdings of the Corporation's common stock in the three-year period immediately prior to the Announcement Date, and not less than the product of the earnings per share of common stock of the Corporation for the four full consecutive fiscal quarters immediately preceding the record date for determining the shareholders entitled to vote on such Business Combination, multiplied by the higher of (i) 7, or (ii) the price/earnings multiple on such record date of the common stock of the Acquiring Entity as customarily computed and reported in the financial community.

            3. From the date it becomes an Acquiring Entity to the date the Business Combination is consummated, neither the Acquiring Entity nor any of its Affiliates shall have become the beneficial owner of any additional voting securities or any bonds, debentures or other obligations having voting rights, except (i) as part of the transaction which resulted in such Acquiring Entity becoming an Acquiring Entity, or (ii) by virtue of proportionate stock splits or dividends, or (iii) in a Business Combination to which this Article V did not apply, or (iv) in a Business Combination to which this Article V did apply and which satisfied all of the requirements of this Article V.

            4. After the Acquiring Entity has become an Acquiring Entity and prior to the consummation of such Business Combination (i) there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, cumulative or not, on any outstanding Preferred Stock of the Corporation and (ii) there shall have been (a) no reduction in the annual rate of dividends paid on any class or series of stock of the Corporation that is not Preferred Stock except as necessary to reflect any subdivision of the stock, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares, provided that the provisions of this paragraph shall not apply if neither the Acquiring Entity nor any of its Associates or Affiliates voted as a director of the Corporation in a manner inconsistent with clauses (i) and (ii) of this paragraph and the Acquiring Entity, within ten days after the Acquiring Entity has actual or constructive knowledge of any act or failure to act by the Board of Directors in a manner inconsistent with such clauses, notifies the Board in writing that the Acquiring Entity disapproves thereof and requests in good faith that the Board rectify such act or failure to act.

            5. After the time it became an Acquiring Entity, neither the Acquiring Entity nor any of its Affiliates shall have (i) received the benefit, directly or indirectly, of any loans, advances, extensions of credit, guarantees, pledges or other financial assistance or tax benefits provided, directly or indirectly, by the Corporation, or (ii) made or caused to be made any major change in the Corporation's business or equity capital structure without the unanimous approval of the directors of the Corporation then in office.

            6. A proxy statement complying with the requirements of the Securities Exchange Act of 1934, or any similar or superseding federal statute, as at the time in effect (whether or not the provisions of such act or statute shall be applicable to the Corporation) shall be mailed to shareholders of the Corporation for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which any of the directors may choose to state and an opinion of a reputable investment banking firm stating that the terms of the Business Combination are fair from the point of view of both the Corporation and the shareholders of the Corporation other than the Acquiring Entity and any of its Affiliates.

            7. The consideration to be received by holders of shares of a particular class or series of outstanding capital stock of the Corporation shall be in cash or in the same form as the Acquiring Entity or any of its Affiliates has previously paid for shares of such class or series of capital stock. If the Acquiring Entity or any of its Affiliates have paid for shares of any class or series of capital stock of the Corporation with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class or series shall be either in cash or the form used to acquire the largest number of shares of such class or series of capital stock previously acquired by the Acquiring Entity or any of its Affiliates.

      C. In addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law or the Restated Articles of Incorporation, no Business Combination shall be effected unless it is approved, at a meeting of the Corporation's shareholders called for that purpose, by the affirmative vote of the holders of voting securities, bonds, debentures or other obligations representing eighty percent (80%) of the Total Voting Power, excluding the Voting Power of all voting securities, bonds, debentures, or other obligations beneficially owned by the Acquiring Entity and its Affiliates.

      D. The provisions of this Article V shall not apply to a Business Combination that (1) shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors or (2) involves solely either (a) a transfer of all or substantially all of the assets of the Corporation to a wholly-owned subsidiary of the Corporation; or (b) a merger or consolidation of the Corporation with or into a successor corporation or a sale of all or substantially all of the assets of the Corporation to a successor corporation if both (i) immediately after such transaction is consummated, every shareholder of the Corporation owns securities of the successor corporation having at least the same percentage of voting power in the successor corporation as the securities of the Corporation held by such shareholder had in the Corporation immediately prior to the transaction and (ii) the Articles of Incorporation of such successor corporation contain the provisions of this Article V, without any amendment, alteration or deletion.

      E. No amendment, alteration, change or repeal of any provision of this
Article V may be effected unless it is approved at a meeting of the Corporation's shareholders called for that purpose. Notwithstanding any other provision of the Restated Articles of Incorporation, there shall be required to amend, alter, change or repeal, directly or indirectly, any provision of this
Article V the affirmative vote of the holders of voting securities, bonds, debentures or other obligations representing eighty percent (80%) of the Voting Power excluding the Voting Power of all voting securities, bonds, debentures or other obligations beneficially owned by any Acquiring Entity.

      F. This Corporation claims and shall have the benefits of La.R.S. 12:132-134; provided, however, that the provisions of La.R.S. 12:132-134 shall not apply to any business combination (as defined in La.R.S. 12:132(4)) involving (1) any person or group of persons who would be, except for the provisions of this Article V-F, an Interested Shareholder (as defined in La.R.S. 12:132(9)) on the date that this Corporation first has more than one hundred shareholders, or (2) any transferee of all or substantially all of the voting stock of the Corporation beneficially owned by such person or group of persons on such date.

                                ARTICLE VI

                                  BY-LAWS

      A. The term "Continuing Director" shall mean any member of the Board of Directors who is not an Acquiring Entity or an Affiliate or Associate of an Acquiring Entity and who was a director of the Corporation prior to the time that the Acquiring Entity became an Acquiring Entity, or who subsequently became a director of the Corporation and whose election, or nomination for election by the Corporation's shareholders, was approved by a majority of the Continuing Directors then in office, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board of Directors in which such person is named as a proposed nominee for director.

      B. By-laws of the Corporation may be adopted only by (i) a majority of the entire Board of Directors at any time when there is no Acquiring Entity or (ii) both a majority of the entire Board of Directors and a majority of the Continuing Directors at any time when there is an Acquiring Entity. By-laws may be amended or repealed only by (i) a majority of the entire Board of Directors at any time when there is no Acquiring Entity, (ii) both a majority of the entire Board of Directors and a majority of the Continuing Directors at any time when there is an Acquiring Entity, or (iii) the affirmative vote of the holders of at least eighty percent (80%) of the Total Voting Power at any regular or special meeting of shareholders the notice of which expressly states that the proposed amendment or repeal is to be considered at the meeting.

      C. Any provision of the By-laws amended or repealed by the shareholders may be re-amended or re-adopted in the manner provided in Article VI-B.

      D. Any purported amendment to the By-laws which would add thereto a matter not covered in the By-laws prior to such purported amendment shall be deemed to constitute the adoption of a By-law provision and not an amendment to the By-laws.

                                ARTICLE VII

                           CERTAIN TRANSACTIONS

      A. Except as provided in Article V with respect to particular Business Combinations, as defined therein, the affirmative vote of the holders of a majority of the Voting Power present at a shareholders' meeting shall be necessary to constitute shareholder approval whenever such approval is required by law for a merger, consolidation, sale of assets or dissolution of the Corporation.

      B. Shareholders shall not have the power to confer upon the holders of any bonds, debentures or other obligations issued or to be issued by the Corporation, the power to vote for directors or on other matters.

                               ARTICLE VIII

                                AMENDMENTS

      A. The affirmative vote of the holders of eighty percent (80%) of the Total Voting Power shall be required to amend, alter, change or repeal any provision of these Restated Articles of Incorporation; provided that this Paragraph A shall be inapplicable to any amendment if the Board of Directors has recommended such amendment by a vote of a majority of its members at a time when there is no Acquiring Entity or of a majority of the Continuing Directors at a time when there is an Acquiring Entity.

      B. Except as otherwise provided in Article III-B, Article V-E, Article VIII-A, and Article IX-C, the affirmative vote of the holders of a majority of the Voting Power present at a shareholders' meeting shall be required to amend these Restated Articles of Incorporation.

                                ARTICLE IX

                LIMITATION OF LIABILITY AND INDEMNIFICATION

      A. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemption or repurchase of the Corporation's shares from, shareholders of the Corporation, under and to the extent provided in La.R.S. 12:92D; or (4) any transaction from which he derived an improper personal benefit. If and to the extent the Louisiana law is amended to permit further elimination or limitation of the liability of directors and officers, then the liabilities of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Louisiana law.

      B. The Board of Directors may (1) cause the Corporation to enter into contracts with directors and officers providing for the limitation of liability set forth in this Article IX and for indemnification of directors and officers to the fullest extent permitted by law, (2) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law and (3) cause the Corporation to exercise the powers set forth in La.R.S. 12:83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such by-laws or resolutions.

      C. Notwithstanding any other provisions of these Restated Articles of Incorporation, the affirmative vote of at least eighty percent (80%) of the Total Voting Power shall be required to amend or repeal this Article IX, and any amendment or repeal of this Article IX shall not adversely affect any elimination or limitation of liability of a director or officer of the Corporation under this Article IX with respect to any action or inaction occurring prior to the time of such amendment or repeal.

      D. No amendment or repeal of any by-law or resolution relating to indemnification shall adversely affect any person's entitlement to indemnification whose claim thereto results from conduct occurring prior to the date of such amendment or repeal.

                                 ARTICLE X

                                 REVERSION

      Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (A) payment of the amount of any cash or property dividend or redemption price or (B) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article X, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                                ARTICLE XI

                     SPECIAL MEETINGS OF SHAREHOLDERS

      Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the by-laws. In addition, at any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least eighty percent (80%) of the Total Voting Power, the Secretary of the Corporation shall call a special meeting of shareholders to be held at the registered office of the Corporation at such time as the Secretary may fix, not less than fifteen nor more than sixty days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes.